Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

January 12, 2022

Verb Technology Company, Inc.

782 South Auto Mall Drive

American Fork, Utah 84003

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Verb Technology Company, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on January 12, 2022 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement”). The Rule 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-252167) originally filed by the Company with the Commission on January 15, 2021, and declared effective on January 22, 2021 (the “Original Registration Statement” and together with the Rule 462(b) Registration Statement, the “Registration Statement”), including the prospectus which forms a part of such Registration Statement (the “Base Prospectus”), as supplemented from time to time by one or more prospectus supplements (each a “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Rule 462(b) Registration Statement covers an additional $9,356,320 in shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

In connection with the preparation of this opinion, we have examined such documents, including the Company’s Articles of Incorporation, as amended and in effect on the date hereof, the Company’s Amended and Restated Bylaws, as in effect on the date hereof, and the resolutions adopted by the Company’s Board of Directors relating to the Registration Statement, the Prospectus and the issuance of the Shares. We have also considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.